Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated March 4, 2004, relating to the consolidated financial statements and financial statement schedule, which appear in GTC Biotherapeutics, Inc.’s Annual Report on Form 10-K for the year ended December 28, 2003.

/S/ PRICEWATERHOUSECOOPERS LLP

Boston, Massachusetts

August 4, 2004